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                                                                  Exhibit (a)(4)


                          OFFER TO PURCHASE FOR CASH

                                      BY

                               AMP INCORPORATED
                                      OF

                  UP TO 30,000,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)
                                      AT
                               $55 NET PER SHARE

   THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 20, 1998, UNLESS THE OFFER IS EXTENDED.


                                                                OCTOBER 9, 1998

To Brokers, Dealers, Commercial
Banks, Trust Companies and
Other Nominees:

  In our capacity as Dealer Managers, we are enclosing the material listed below relating to the offer of AMP Incorporated, a Pennsylvania corporation (the "Company"), to purchase up to 30,000,000 shares of its common stock, without par value (including the associated common stock purchase rights) (the "Shares"), at $55 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 9, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

  A tender of Shares pursuant to the Offer will include a tender of the associated common stock purchase rights (the "Rights"). No separate consideration will be paid for such Rights. For a description of the Rights, see Section 10 of the Offer to Purchase.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS INCLUDING THE COMPANY'S HAVING OBTAINED SUFFICIENT FINANCING FOR THE PURCHASE OF SHARES AND ALL CONDITIONS TO SUCH FINANCING, OTHER THAN THE PURCHASE OF SHARES PURSUANT TO THE OFFER, BEING SATISFIED ON OR PRIOR TO THE EXPIRATION DATE OF THE OFFER. SEE SECTIONS 5 AND 9 OF THE OFFER TO PURCHASE.

  We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

  For your information and for forwarding to your clients, we are enclosing the following documents:

    1. The Offer to Purchase.

    2. The Letter of Transmittal for your use and for the information of your clients.

    3. A letter to shareholders of the Company from Robert Ripp, the Chairman and Chief Executive Officer of the Company.

    4. The Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (each as defined in the Offer to Purchase).

    5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer.

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding.
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  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE
THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 20, 1998, UNLESS THE OFFER IS EXTENDED.

  The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer (other than the Dealer Managers). The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in "Section 2. Procedure for Tendering Shares" in the Offer to Purchase.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES.

  Any questions or requests for assistance or additional copies of the enclosed materials may be directed to the Information Agent or the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.

                                       Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION
                            DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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